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                                                                 Exhibit 11.1

COMPUTATION OF EARNINGS PER SHARE

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

                                     Three Months Ended      Six Months Ended
                                         April 30,                April 30,
                                      ------------------     ------------------
                                         1997       1998        1997       1998
                                      --------    ------     -------     ------
NUMERATOR:
  Net Income                        $129,420   $132,373     $675,235   $821,080

Denominator:
 Demonimator for basic earnings
 Per share-weighted-average shares 4,000,000  5,100,000    4,000,000  5,100,000
Effect of diluted securities:
 Employee stock options               50,150    693,811       50,150    693,811
 Warrants                               -        57,143          -       57,143
                                   ---------   --------     --------   --------
Dilutive potental common shares       50,150    750,954       50,150    750,954
 Denominator for diluted earnings
   Per share-adjusted,
   Weighted-average shares and
   Assumed conversions             4,050,150  5,850,954     4,050,150 5,850,954
                                  ---------   --------     ---------  ---------
Basic earnings per share             $0.03       $0.03         $0.16      $0.16
                                  ---------   --------     ---------  ---------
Diluted earnings per share           $0.03       $0.02         $0.16      $0.14
                                  ---------   ---------    ---------   --------
                                  ---------   ---------    ---------   --------
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